Exhibit 5.1

25 May 2017

Francis Abourizk Lightowlers

Level 14, 114 William Street

Melbourne Victoria 3000

PO Box 302, Collins Street West

Melbourne Victoria 8007

t 61 3 9642 2252    f 61 3 9642 2272

e enquiries@fal-lawyers.com.au

www.fal-lawyers.com.au

ABN 85 275 937 113

Immuron Limited

Suite 1, 1233 High Street

Armadale, Victoria, Australia 3143

This opinion is furnished to you in connection with a Registration Statement on Form F-1 (Registration No. 333-215204) (as amended to date, the “Registration Statement”) filed by Immuron Limited, an Australian company (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration and proposed offering of (i) American Depository Shares between the range of: (a) an aggregate of 875,000 American Depositary Shares (the “Low End ADSs”), each representing forty (40) ordinary shares, no par value per share by the Company, based on an estimated assumed price of $10.00, which is the low end of the estimated price range shown on the front cover page of the prospectus of which the Registration Statement forms a part of (the “Low End Price”) and warrants to purchase up to an aggregate of 437,500 ADSs (the “Low End Warrants”), and (b) an aggregate of 700,000 ADSs (together with the Low End ADSs, the “Initial ADS”), each representing forty (40) ordinary shares, no par value per share of the Company, based on an estimated assumed price of $12.50, which is the high end of the estimated price range of the initial public offering price shown on the front cover page of the prospectus of which the Registration Statement forms a part of (the “High End Price”) and warrants to purchase up to an aggregate of 350,000 ADSs (together with the Low End Warrants, the “Initial Warrants”) and (ii) at the option of the Underwriters, the issue and sale to the Underwriters of an additional amount of ADSs between the range of 131,250 ADSs based on the Low End Price and 105,000 ADSs based on the High End Price (the “Additional ADSs” and together with the Initial ADSs, the “ADSs”) and warrants to purchase between the range of an additional 65,625 ADSs based on the Low End Price and 52,500 ADSs based on the High End Price (the “Additional Warrants” and together with the Initial Warrants, the “Warrants”) to cover over-allotments, if any (collectively, the “Securities”). We understand that the Securities are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement to be entered into by and among the Company and the several underwriters substantially in the form filed as an exhibit to the Registration Statement (the “Underwriting Agreement”).

For the purposes of this opinion, we have examined and relied upon copies of the following documents:

(a)	the Registration Statement; and

(b)	a draft of the prospectus (the “Prospectus”) contained in the Registration Statement.

We have also examined and relied upon a certificate, dated 5 May 2017 , of the Company Secretary of the Company (the “Secretary’s Certificate”) certifying (i) the accuracy and completeness of the Constitution of the Company, (ii) the accuracy and completeness of copies of the minutes of a meeting of the shareholders of the Company held on 29 November 2016 (the “Shareholders’ Meeting”); (iii) the accuracy and completeness of resolutions of the Board of Directors of the Company dated 26 October 2016; and (iv) that the Company has sufficient placement capacity under Australian Securities Exchange Listing Rule 7.1 to allow for the issuance of ADSs and Warrants. We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

Francis Abourizk Lightowlers	Page 1

In such examination, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as copies (certified or otherwise); (d) the authenticity of the originals of such copies; (e) that all documents submitted to us are true and complete; (f) that resolutions of the directors of the Company that we have relied upon for the purposes of this letter opinion will not be varied or revoked after the date of this letter and that the meetings of the directors of the Company at which the resolutions were considered were properly convened, all directors who attended and voted were entitled to do so, the resolutions were properly passed, and the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed; (g) that the Shareholders’ Meeting was properly convened and that the resolutions passed at the Shareholders’ Meeting were properly passed; (h) the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company; (i) that all certifications provided in the Secretary’s Certificate are accurate; (j) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and (k) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon and subject to the foregoing, we are of the opinion that:

(a)	the Company is duly incorporated and validly existing under the laws of the Australia in good standing (as such term is not defined under the Australian Corporations Act 2001, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)	the issue of the Shares and Warrants has been duly authorized by the Company; and

(c)	when issued and paid for as contemplated by the Prospectus, the Shares underlying the ADSs and Warrants also registered will be validly issued, fully paid and non-assessable (for the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on such Shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Shares).

The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws. This opinion letter is limited to the matters stated herein; no opinion may be inferred beyond the matters expressly stated.

This opinion letter will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date.

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We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Jenni Lightowlers
Jenni Lightowlers
Partner
FRANCIS ABOURIZK LIGHTOWLERS

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